Exhibit 99.1

FOR IMMEDIATE RELEASE

January 29, 2010

CenterState Banks, Inc. Announces

Fourth Quarter 2009 Operating Results

DAVENPORT, FL. – January 29, 2010 - CenterState Banks, Inc. (NASDAQ: CSFL) reported a net loss for the fourth quarter 2009 of $4,027,000 ($0.16 per share), which included a loan loss provision of $9,386,000, other OREO (“repossessed real estate”) and credit related costs of $1,583,000, an impairment charge of $939,000 related to land the Company was holding for future expansion and a core deposit intangible impairment charge of $1,200,000.

A summary of the fourth quarter highlights are as follows:

•

strong capital position – the Company has a Tier 1 Leverage Capital ratio of 11.4% and a Tangible Common Equity ratio of 11.3%, one of the strongest capitalized publicly traded community banks in Florida

•

strong and growing earnings excluding credit costs – pre-tax pre-provision and credit cost earnings (see table and notes below) was $6,451,000 during the current quarter compared to $5,749,000 during the previous quarter, and compared to $2,926,000 during the same quarter last year

•

the Company’s correspondent banking division (a reportable segment) continues to add incremental revenue – it reported $7,119,000 of gross commissions from bond sales during the quarter ($17,916,000 for the year) – the reportable segment contributed approximately $1,606,000 of after tax earnings during the current quarter

•

credit metrics – the Company’s non performing loans (“NPL”) ratio increased to 4.42% from 3.12% reported in the previous quarter, the non performing assets (“NPA”) ratio also increased to 3.05% from 2.20%, and the allowance for loan losses as a percentage of total loans increased to 2.43% compared to last quarter’s 1.85%. Allowance for loan losses as a percentage of NPLs was 55% which was comparable to last quarter’s 59% and an increase compared to the 45% reported in the second quarter.

•

net interest margin (“NIM”) compressed 15 basis points (“bps”) to 3.27% compared to 3.42% reported during the previous quarter. Although the Company’s average cost of interest bearing liabilities decreased 10bps during the current quarter, it was not enough to completely offset the 25bps decrease in the yield on average interest earnings assets. The yields on both loans and investments decreased. The Company’s loans were affected by the increase in non accruals and the investments were affected by the $71,899,000 of securities available for sale which were sold during the current quarter resulting in a gain of $1,538,000.

•

Core deposit intangible (“CDI”) impairment – the Company recorded a $1,200,000 impairment charge during the quarter relating to core deposits acquired pursuant to a March 2006 bank acquisition. The acquired deposits decayed significantly faster than originally contemplated in 2006. The Company does not expect any material impairment with the remaining deposits relating to this 2006 acquisition as well as any of the other intangibles currently included in the Company’s consolidated balance sheet.

•

Impairment of excess bank property – the Company has several parcels of property which have been made available for sale. Current accounting rules require the Company to record real estate held for sale at the lower of cost or market. Based on appraisals received during the current quarter, the Company marked the properties to fair market value, and recorded a charge of approximately $939,000.

•

FDIC assisted transactions – the Company is continuing to monitor FDIC assisted bank acquisition opportunities and expects to bid on one or more targeted institutions within Florida which the Company anticipates that the FDIC will eventually place on their bid list, although there is no assurance that any Company bid would be accepted.

All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Statements of Operations (unaudited) Amounts in thousands of dollars (except per share data)
For the quarter ended:	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Interest income	$18,144	$18,847	$18,906	$18,047	$16,429
Interest expense	4,659	5,022	6,054	6,555	6,364

Net interest income	13,485	13,825	12,852	11,492	10,065
Provision for loan losses	(9,386)	(8,682)	(4,125)	(1,703)	(2,637)

Net interest income after loan loss provision	4,099	5,143	8,727	9,789	7,428
Commission from bond sales	7,119	5,630	2,610	2,557	1,412
Gain on sale of securities available for sale	1,538	257	303	418	426
All other non interest income	2,792	2,649	2,204	1,975	1,934
Credit related expenses	(1,583)	(1,051)	(1,058)	(861)	(445)
Impairment of Core Deposit Intangible	(1,200)	—	—	—	—
Impairment of bank real estate	(939)	—	—	—	—
All other non interest expense	(18,483)	(16,612)	(14,087)	(12,840)	(10,911)

(Loss) income before income tax	(6,657)	(3,984)	(1,301)	1,038	(156)
Income tax benefit (expense)	2,630	1,754	569	(266)	237

NET (LOSS) INCOME	$(4,027)	$(2,230)	$(732)	$772	$81

Net (loss) income available to common shareholders	$(4,027)	$(3,569)	$(1,129)	$376	$(86)

(Loss) earnings per share (basic)	$(0.16)	$(0.17)	$(0.09)	$0.03	$(0.01)
(Loss) earnings per share (diluted)	$(0.16)	$(0.17)	$(0.09)	$0.03	$(0.01)
Average common shares outstanding (basic)	25,773,229	20,713,017	12,481,504	12,475,432	12,464,933
Average common shares outstanding (diluted)	25,773,229	20,713,017	12,481,504	12,575,424	12,617,383
Common shares outstanding at period end	25,773,229	25,773,229	12,481,719	12,481,019	12,474,315

PTPP earnings (note 1)	$6,451	$5,749	$3,882	$3,602	$2,926
PTPP earnings per share (diluted) (note 2)	$0.25	$0.28	$0.31	$0.29	$0 .23

Note 1:	Pre-tax pre-provision earnings (“PTPP”) means income (loss) before income tax excluding provision for loan losses. In addition to excluding the provision for loan losses, the Company also excluded other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses of $1,583, $1,051, $1,058, $861 and $445 for 4Q09, 3Q09, 2Q09, 1Q09 and 4Q08, respectively. It also excludes the impairment charge on core deposit intangibles of $1,200 and bank real estate held for sale of $939 recognized during the fourth quarter of 2009.
Note 2:	PTPP earnings per share means, PTPP as defined in note 1 above divided by the average number of diluted common shares outstanding. This calculation does not include the effect of preferred dividends and related accretion resulting from the preferred stock issued pursuant to TARP which the Company redeemed on September 30, 2009.

Selected financial ratios (unaudited)
As of or for the quarter ended:	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Return on average assets (annualized)	(0.89)%	(0.50)%	(0.16)%	0.19%	0.03%
Return on average equity (annualized)	(7.40)%	(4.11)%	(1.64)%	1.74%	0.19%
Yield on average loans (note 1)	5.79%	5.93%	5.71%	5.91%	6.21%
Yield on average investments (note 1)	2.59%	2.96%	3.22%	3.50%	4.12%
Yield on average interest earning assets	4.35%	4.60%	4.56%	4.90%	5.67%
Yield on average interest earning assets (note 1)	4.39%	4.65%	4.60%	4.94%	5.73%
Cost of average interest bearing deposits	1.63%	1.77%	2.06%	2.38%	2.70%
Cost of average borrowings	0.49%	0.51%	0.55%	0.89%	2.02%
Cost of average interest bearing liabilities (note 2)	1.38%	1.48%	1.69%	2.10%	2.61%
Net interest margin (tax equivalent basis)	3.27%	3.42%	3.14%	3.16%	3.54%
Loan / deposit ratio	73.5%	75.4%	75.6%	68.8%	89.8%
Stockholders equity (to total assets)	13.1%	13.2%	10.4%	10.0%	13.4%
Common tangible equity (to total tangible assets)	11.3%	11.4%	6.9%	6.6%	9.2%
Tier 1 capital (to average assets)	11.4%	11.7%	8.5%	9.5%	12.6%
Efficiency ratio	88%	79%	84%	83%	82%
Common equity per common share	$8.90	$9.14	$12.24	$12.33	$12.22
Common tangible equity per common share	$7.53	$7.72	$9.29	$9.32	$9.64

Note 1:	Tax equivalent basis.
Note 2:	Does not include non interest bearing checking accounts.

Loan portfolio mix, credit quality and allowance for loan losses

Management continues to aggressively monitor credit risk and potential losses in the Company’s loan portfolio in light of the current real estate environment in Florida. During the current quarter, the Company took a charge of $9,386,000 to loan loss provision (expense) and charged-off (net of recoveries) $3,650,000, or 0.39% of average loans outstanding during the quarter (1.56% on an annualized basis). The Company’s allowance for loan losses was $23,289,000 at December 31, 2009 compared to $17,553,000 at September 30, 2009, an increase of $5,736,000 ($9,386,000 charge to loan loss expense less $3,650,000 net charge-offs equals $5,736,000 loan loss allowance increase during the fourth quarter 2009). This increase is the result of a $2,861,000 increase in our general loan loss allowance plus a $2,875,000 increase in our specific loan loss allowance. The increase in our general allowance is primarily due to changes in our historical charge-off rates, changes in our current environmental factors, changes in the loan portfolio mix, and the increase in our loan portfolio. Our specific allowance is the result of specific allowance analyses prepared for each of our impaired loans.

The allowance for loan losses as a percentage of loans outstanding was 2.43% as of December 31, 2009 compared to 1.85% as of September 30, 2009. Management believes the Company’s allowance for loan losses was adequate at December 31, 2009. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited) (amounts are in thousands $)
as of or for the quarter ending	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Allowance at beginning of period	$17,553	$16,409	$13,472	$13,335	$12,269
Charge-offs	(3,724)	(7,554)	(1,208)	(1,597)	(1,587)
Recoveries	74	16	20	31	16

Net charge-offs	(3,650)	(7,538)	(1,188)	(1,566)	(1,571)
Provision for loan losses	9,386	8,682	4,125	1,703	2,637

Allowance at end of period	$23,289	$17,553	$16,409	$13,472	$13,335

Eighty-four percent (84%) of the Company’s loans are collateralized by real estate, 10% are commercial non real estate loans and the remaining 6% are consumer and other non real estate loans. The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (in thousands of dollars)
At quarter ended:	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Real estate loans
Residential	$251,634	$253,363	$260,060	$240,184	$223,290
Commercial	438,540	426,025	407,511	423,930	434,488
Construction, development and land loans - (note 1)	115,937	124,306	112,975	93,186	92,475

Total real estate loans	806,111	803,694	780,546	757,300	750,253
Commercial	98,273	88,116	89,889	91,403	80,523
Consumer and other loans	55,376	56,268	56,584	54,248	61,939

Total loans before unearned fees and costs	959,760	948,078	927,019	902,951	892,715
Unearned fees and costs	(739)	(775)	(748)	(699)	(714)

Total loans	$959,021	$947,303	$926,271	$902,252	$892,001

note 1:	The increase in this category during the second quarter 2009 was due to several reclassifications from commercial real estate to land and land development loans at several of the Company’s banks and the increase during the third quarter 2009 was due to reclassifications of singly family lot loans from residential real estate to land and land development loans at one of the Company’s subsidiary banks.

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans as a percentage of total loans were 4.42% at December 31, 2009 compared to 3.12% at September 30, 2009.

Non performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure); and (b) other repossessed assets that are not real estate), were $53,452,000 at December 31, 2009, compared to $39,319,000 at September 30, 2009. Non performing assets as a percentage of total assets were 3.05% at December 31, 2009 compared to 2.20% at September 30, 2009.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)
As of or for the quarter ended:	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Non accrual loans	$42,059	$29,519	$34,772	$20,819	$19,863
Past due loans 90 days or more And still accruing interest	282	27	1,752	1,304	50

Total non performing loans (“NPLs”)	42,341	29,546	36,524	22,123	19,913
Other real estate owned (OREO)	10,196	8,983	7,012	11,903	4,494
Repossessed assets other than real estate	915	790	776	416	428

Total non performing assets (“NPAs”)	$53,452	$39,319	$44,312	$34,442	$24,835
Non performing loans as a percentage of total loans	4.42%	3.12%	3.94%	2.45%	2.23%
Non performing assets as a percentage of total assets	3.05%	2.20%	2.57%	1.91%	1.86%
Net charge-offs (recoveries)	$3,650	$7,538	$1,188	$1,566	$1,571
Net charge-offs as a percentage of average loans for the period	0.39%	0.82%	0.13%	0.18%	0.18%
Net charge-offs as a percentage of average loans for the period on an annualized basis	1.56%	3.28%	0.52%	0.72%	0.72%
Loans past due between 30 and 89 days and accruing interest as a percentage of total loans	1.28%	1.34%	1.03%	1.59%	2.12%
Allowance for loan losses as percentage of NPLs	55%	59%	45%	61%	67%
Trouble debt restructure (“TDRs”) note 1	$26,499	$25,094	$18,564	$12,421	$—
Impaired loans that were not TDRs	52,449	31,853	21,903	10,444	24,191

Total impaired loans	$78,948	$56,947	$40,467	$22,865	$24,191
Total non impaired loans	880,073	890,356	885,804	879,387	867,810

Total loans	$959,021	$947,303	$926,271	$902,252	$892,001
Allowance for loan losses as a percentage of period end loans:
Impaired loans	5.84%	3.05%	7.58%	5.69%	7.44%
Non impaired loans	2.12%	1.78%	1.51%	1.38%	1.33%

Total loans	2.43%	1.85%	1.77%	1.49%	1.49%

Note 1: In this current real estate crisis that the Nation in general and Florida in particular has been experiencing, it has become more common to restructure or modify the terms of certain loans under certain conditions (i.e. troubled debt restructure or “TDRs”). In those circumstances it may be beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, versus forcing the property into foreclosure and having to dispose of it in an unfavorable and depressed real estate market. When we have modified the terms of a loan, we usually reduce the monthly payment for generally about twelve months. We have approximately $26,499 of TDRs. Of this amount $14,517 are performing pursuant to their modified terms, and $11,982 are not performing and have been placed on non accrual status and included in our non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.

As shown in the table above, the largest component of non performing loans is non accrual loans. As of December 31, 2009 the Company had reported total of 171 non accrual loans with an aggregate book value of $42,059,000, compared to September 30, 2009 when 123 non accrual loans with an aggregate book value of $29,519,000 were reported. The increase occurred primarily in residential real estate (net increase of 27 loans and $3,916,000) and commercial real estate (net increase of 12 loans and $7,911,000). This amount is further delineated by collateral category and number of loans in the table below (in thousands of dollars).

Collateral category	Total amount in thousands of dollars	Percentage of total non accrual loans	Number of non accrual loans in category
Residential real estate loans	$9,508	22%	64
Commercial real estate loans	21,178	50%	43
Construction, development and land loans	10,735	26%	42
Non real estate commercial loans	424	1%	10
Non real estate consumer and other loans	214	1%	12

Total non accrual loans at September 30, 2009	$42,059	100%	171

There are no construction or development loans with national builders. The Company has historically done business with local builders and developers that have typically been long time customers. As indicated above, non accrual construction, acquisition and development, and land loans totaled $10,735,000 at December 31, 2009. Of this amount, approximately 15% is construction and the remaining 85% is developed lots and other land. The largest loan in this category is $2,250,000, which is collateralized by single family residential building lots. There are no other non accrual loans in the category in excess of $1,000,000. The Company believes that this is the loan category where the most risk is present. The category represents only 12% of the total loan portfolio, yet 26% of total non accrual loans are in this category. During the current quarter, the Company has charged off, net of recoveries, approximately $962,000 of the loans in this category. During the year ending December 31, 2009, the Company had total net charge offs, net of recoveries, of $13,345,000. Almost half ($6,401,000) came from this category.

The second largest component in non performing assets after non accrual loans is repossessed real estate, or OREO. OREO is carried at the lower of cost or market. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in the Company’s Statement of Operations. At December 31, 2009 OREO was $10,196,000, which is further delineated in the table below (in thousands of dollars).

Description of repossessed real estate	estimated market value at Dec 31, 2009
21 single family homes	$2,654
7 mobile homes with land	276
10 commercial buildings	3,283
Mixed (5 duplexes/ 1 single fam/ 3 vac lots)	225
58 residential building lots	1,927
Vacant land / various acreages	1,693
Commercial lot	138

Total	$10,196

Deposit activity

During the current quarter, total deposits increased by $48,788,000, or 3.9%. Time deposits decreased by $14,970,000, or 2.6%, and non time deposits (i.e., core deposits) increased by $63,758,000, or 9.5%. With the purchase of an Ocala bank’s deposits from the FDIC in January 2009 and the correspondent banking activity, the Company believes it has excess liquidity, and has no incentive to aggressively price rate sensitive time deposits. Management continues to believe that core deposits and the number of customer relationships is the value of the franchise, and continues to incentivize employees to grow these accounts and relationships.

Deposit mix (in thousands of dollars)
At quarter ended:	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Checking accounts
Non interest bearing	$233,688	$218,509	$200,875	$209,906	$141,229
Interest bearing	193,527	168,486	170,574	160,227	143,510
Savings deposits	148,915	132,589	116,922	109,194	84,837
Money market accounts	158,598	151,386	148,422	152,736	137,530
Time deposits	570,308	585,278	588,012	679,621	486,694

Total deposits	$1,305,036	$1,256,248	$1,224,805	$1,311,684	$993,800

Non time deposits as percentage of total deposits	56%	53%	52%	48%	51%
Time deposits as percentage of total deposits	44%	47%	48%	52%	49%

Total deposits	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
Amounts in thousands of dollars
At quarter ended:	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
Cash and due from banks	$19,139	$23,081	$23,096	$27,693	$19,702
Fed funds sold and Fed Res Bank deposits	173,268	168,190	82,356	108,073	57,850
Trading securities	—	3,431	—	—	—
Investments securities, available for sale	463,186	508,290	549,870	617,790	252,080
Loans	959,021	947,303	926,271	902,252	892,001
Allowance for loan losses	(23,289)	(17,553)	(16,409)	(13,472)	(13,335)
Premises and equipment, net	62,368	64,716	63,135	64,401	61,343
Goodwill	32,840	32,840	32,840	33,377	28,118
Core deposit intangible	2,422	3,818	4,015	4,216	3,948
Bank owned life insurance	15,665	15,514	15,358	10,209	10,115
Other assets	46,679	34,193	42,333	49,485	21,321

TOTAL ASSETS	$1,751,299	$1,783,823	$1,722,865	$1,802,024	$1,333,143

Deposits	$1,305,036	$1,256,248	$1,224,805	$1,311,684	$993,800
Federal funds purchased	144,939	218,273	221,659	209,973	88,976
Other borrowings	63,062	62,828	82,300	72,356	64,707
Other liabilities	8,852	10,965	14,392	27,230	6,495
Preferred stockholders equity	—	—	26,879	26,830	26,787
Common stockholders equity	229,410	235,509	152,830	153,951	152,378

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,751,299	$1,783,823	$1,722,865	$1,802,024	$1,333,143

Condensed Consolidated Average Balance Sheets (unaudited)
Amounts in thousands of dollars
At quarter ended:	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Investments, fed funds, and other	$723,519	$703,799	$743,683	$600,384	$262,666
Loans	931,681	921,405	920,434	894,676	889,367
Allowance for loan losses	(17,249)	(15,785)	(13,910)	(13,188)	(12,914)
All other assets	153,932	163,697	168,546	153,880	147,961

TOTAL ASSETS	$1,791,883	$1,773,116	$1,818,753	$1,635,752	$1,287,080

Deposits- interest bearing	$1,048,364	$1,036,896	$1,082,911	$1,029,330	$846,550
Deposits- non interest bearing	222,056	203,982	180,774	176,900	143,385
Other borrowings	293,729	311,972	352,673	237,386	122,620
Other liabilities	11,909	5,031	21,177	11,814	6,253
Stockholders equity	215,825	215,235	181,218	180,322	168,272

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,791,883	$1,773,116	$1,818,753	$1,635,752	$1,287,080

Non interest income and non interest expense

The table below summarizes the Company’s non interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
Amounts in thousands of dollars
For the quarter ended:	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Service charges on deposit accounts	$1,612	$1,405	$1,300	$1,133	$1,255
Commissions from bond sales	7,119	5,630	2,610	2,557	1,412
Commissions from mortgage broker activities	39	30	52	8	30
Commissions from sale of mutual funds and annuities	106	130	103	193	76
Debit card and ATM fees	365	344	352	280	269
Loan related fees	136	103	125	88	108
BOLI income	152	156	148	94	95
Trading securities revenue	115	312	—	—	—
Gain on sale of securities available for sale	1,538	257	303	418	426
Other service charges and fees	267	169	124	179	101

Total non interest income	$11,449	$8,536	$5,117	$4,950	$3,772

The revenue category “commissions from bond sales” listed in the table above is new for the Company beginning in the fourth quarter of 2008. This revenue source is related to the Company’s new correspondent banking division initiated in the fourth quarter of 2008 and expanded during the third quarter of 2009 with the addition of the team hired from the failed Silverton Bank in Atlanta, Georgia. This division, as well as the Ocala banking offices acquisition from the FDIC (January 30, 2009), is also the reason for the increase in “employee salaries and wages” category listed in our non interest expense table below, as well as various other non interest expense categories.

The revenue category “trading securities revenue” listed in the table above is new for the Company beginning in the third quarter of 2009. During July of 2009, the Company initiated a small trading securities portfolio at its lead subsidiary bank. Realized and unrealized gains and losses are included in trading securities revenue.

We sold approximately $71,899,000 of securities available for sale during the forth quarter of 2009, recognizing a gain on sale of $1,538,000. All of these securities sales occurred at our lead subsidiary bank. The sales were a result of liquidity management and asset/liability management.

The table below summarizes the Company’s non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
Amounts in thousands of dollars
For the quarter ended:	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Employee salaries and wages	$9,444	$8,496	$6,085	$5,879	$4,946
Employee incentive/bonus compensation	907	548	365	408	(29)
Employee stock option and stock grant expense	104	99	112	104	102
Deferred compensation expense	55	55	55	55	137
Health insurance and other employee benefits	776	367	346	393	383
Payroll taxes	450	451	389	440	325
Other employee related expenses	244	267	266	230	230
Incremental direct cost of loan origination	(170)	(190)	(197)	(163)	(192)

Total salaries, wages and employee benefits	$11,810	$10,093	$7,421	$7,346	$5,902
Occupancy expense	1,390	1,408	1,368	1,209	993
Depreciation of premises and equipment	722	728	681	751	778
Supplies, stationary and printing	218	210	233	187	206
Marketing expenses	560	464	444	442	447
Data processing expenses	642	621	607	547	261
Legal, auditing and other professional fees	815	602	488	449	342
Bank regulatory related expenses	660	612	1,349	493	579
Postage and delivery	102	113	110	100	99
ATM and debit card related expenses	290	264	284	222	190
Amortization of CDI	196	197	201	198	189
CDI impairment	1,200	—	—	—	—
Excess bank property held for sale impairment	939	—	—	—	—
Loss on sale of repossessed real estate (“OREO”)	308	175	209	80	29
Valuation write down of repossessed real estate (“OREO”)	801	482	511	394	219
Loss on repossessed assets other than real estate	100	176	54	214	48
Foreclosure and repossession related expenses	374	218	284	173	149
Internet and telephone banking	140	111	136	111	100
Operational write-offs and losses	63	85	44	33	105
Correspondent account and Federal Reserve charges	67	83	92	77	65
Conferences, seminars, education and training	98	122	81	92	37
Director fees	73	87	84	88	92
Other expenses	637	812	464	495	526

Total non interest expense	$22,205	$17,663	$15,145	$13,701	$11,356

About CenterState Banks, Inc.

The Company is a multi bank holding company which operates through four wholly owned subsidiary banks with 38 locations in ten counties throughout Central Florida. The Company’s stock is listed on the NASDAQ Global Select Market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from Troy Carlson, at Keefe, Bruyette &

Woods (800-221-3246), Chris Cerniglia, at Stifel Nicolaus (866-780-7926), Michael Acampora, at Raymond James (800-363-9652), or Dudley Stephens, at Burke Capital Markets (404-446-1800). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved.